UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 24, 2011
CSB Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Ohio	0-21714	34-1687530

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

91 North Clay Street, P.O. Box 232, Millersburg, Ohio	44654

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (330) 674-9015
Not Applicable
(Former Name or former address if changed since last report)
Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EX-99.1

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On June 24, 2011, CSB Bancorp, Inc., (the “Company”) issued a press release announcing that The Commercial and Savings Bank of Millersburg, Ohio, the Company’s wholly-owned subsidiary (the “Bank”), entered into a Purchase and Assumption Agreement, dated as of June 23, 2011 (the “Purchase and Assumption Agreement”) with Premier Bank & Trust, National Association (“Premier”), a national banking association and wholly-owned subsidiary of Ohio Legacy Corp. to acquire certain assets and assume certain liabilities of two full-service branch offices of Premier located in Wooster, Ohio (the “Branch Acquisition”). Under the terms of the Agreement, the Bank will purchase specified assets of the branches, including real estate, furniture and equipment and approximately $8.5 million in loans, while assuming the deposits associated with the branches (which are anticipated to be between $70 and $77 million). The Bank has agreed to pay a premium of 5.0% of deposits assumed based on the average balance of deposits during a pre-determined period prior to the transaction closing date. The Branch Acquisition is subject to customary closing conditions, including receipt of applicable regulatory approvals. The Company intends to consummate the Branch Acquisition during the fourth quarter of 2011.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

99.1	Press release dated June 24 , 2011.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB Bancorp, Inc.
	By:	/s/ Paula J. Meiler
Paula J. Meiler
Date: June 24, 2011		Senior Vice President and Chief Financial Officer